Exhibit 10.11

SETTLEMENT AND LICENSE AGREEMENT

Parties

This Settlement and License Agreement (the “Agreement”), is entered into between CYTOMEDIX, INC. (“Cytomedix”), a Delaware corporation, having a principal place of business at 416 Hungerford Drive, Suite 300, Rockville, Maryland 20850 and SAFEBLOOD TECHNOLOGIES, INC. (“SafeBlood”), an Arkansas corporation, having a principal place of business at 1100 N. University Ave., Suite 109, Little Rock, Arkansas 72207. Each of Cytomedix and SafeBlood are referred to in this Agreement as a “Party” and collectively as the “Parties.”  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Article 1 hereof.

Recitals

WHEREAS, Cytomedix filed an action against SafeBlood (the “Arkansas Action”), Civil Action No. 4-03-CV-422, in the United States District Court for the Eastern District of Arkansas, Western Division,  relating to a controversy between the Parties based upon SafeBlood’s manufacture, use, marketing, offer to sell, and/or sale of products alleged to infringe U.S. Patent No. 5,165,938.

WHEREAS, SafeBlood is presently in the business of supplying products and services for conducting Activated Platelet Gel Therapies, among other things;

WHEREAS, SafeBlood desires to acquire from Cytomedix on the terms and conditions contained herein the non-exclusive right to practice the inventions under the Licensed Patent for all fields of use, and to settle all disputes between and among the Parties;

NOW, THEREFORE, in consideration of the following terms, covenants and conditions, Cytomedix and SafeBlood hereby agree as follows:

Terms of Agreement

1.

Definitions.

1.1.

“Affiliate” shall mean:

1.1.1.

any individual who or Entity that, in whatever country organized or resident, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, or controls, a Party or Entity; or

1.1.2.

any Entity in which any individual or Entity recited in the preceding sub-paragraph (a) directly or indirectly through one or more intermediaries has at least a forty percent (40%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise).

1.2.

“Entity” shall mean any corporation, firm, partnership, proprietorship, or other form of business organization.

1.3.

“Distributor” means an entity which contracts with SafeBlood to either a) provide promotion, sales and distribution services of Platelet Products, or b) buy Platelet Products from SafeBlood for resale under a SafeBlood Brand.

1.4.

“Licensed Patent” means U.S. Patent No. 5,165,938 and any related patent application (including, without limitation, any continuation, continued prosecution, continuation-in-part, divisional or substitution thereof) and any U.S. patent (including, without limitation, any reissue or reexamination thereof), granted from, or claiming priority to, or for the benefit of any of the aforementioned patent applications or patents, as well as rights in any third-party patent acquired as a result of an interference action involving any of the foregoing.

1.5.

“SafeBlood” means (i) SafeBlood Technologies, Inc. and its Affiliates.

1.6.

“Activated Platelet Gel Therapies” are defined as methods of treating damaged tissues and/or wounds using topical compositions containing platelets activated by adding thrombin or another biologic release agent, or containing substances released from platelets after activation by adding thrombin or another biologic release agent.

1.7.

“Experimental Platelet Gel Therapies” are defined as methods of treating damaged tissues and/or wounds using topical compositions containing platelets activated by locally present thrombin or another biologic release agent, or containing substances released from platelets after activation by locally present thrombin or another biologic release agent, i.e., without adding thrombin or another biologic release agent.

1.8.

“Activated Platelet Gel Services” means all services rendered by SafeBlood in practicing Activated Platelet Gel Therapies and/or assisting others to practice Activated Platelet Gel Therapies, but does not include General Services.

1.9.

“General Services” means consulting, training, or educational services related to the field of wound care generally, or for training, educational, and setup services unrelated to performing an Activated Platelet Gel Therapy on a given patient. By way of example only, General Services include training and educational services provided to a hospital, clinic, other institution, or physician to assist the care provider in developing standard procedures or protocols for wound care.

1.10.

“SafeBlood Branded Single Use Disposable Kits” shall mean, collectively, the single-use disposable components, applicators, reagents and other items manufactured, marketed, promoted, offered to be sold, or sold by or for SafeBlood as a kit for use by others in practicing a single Activated Platelet Gel Therapy, and having or bearing any trademark, trade name or brand name owned by SafeBlood, including the Disposable Kit items listed in the attached Exhibit A, and all successor products. SafeBlood shall update Exhibit A to include any additional or successor SafeBlood Branded Single Use Disposable Kit products, and provide a copy of same to Cytomedix, within thirty (30) days of the first sale of such products. Each SafeBlood Branded Single Use Disposable Kit shall be designed in such manner that a separate kit is required for each Activated Platelet Gel Therapy administered.

1.11.

“Single Use Disposable Components” means individual disposable items (such as applicator tips) sold separately from SafeBlood Branded Single Use Disposable Kits for use in practicing Activated Platelet Gel Therapies and not otherwise related to or sold by SafeBlood as part of a SafeBlood Branded Single Use Disposable Kit. Single Use Disposable Components are limited to those components identified as such in the attached Exhibit A, and any other items which satisfy the definition stated herein and for which SafeBlood has provided notice to Cytomedix. SafeBlood shall update Exhibit A to include any additional or successor Single Use Disposable Components, and provide notice of same to Cytomedix, within thirty (30) days of the first sale of such products.

1.12.

“SafeBlood Branded Capital Equipment Products” mean equipment, devices or other items having more than a single use manufactured, marketed, promoted, used, offered to be sold, or sold by or for SafeBlood for use in practicing Activated Platelet Gel Therapies, and having or bearing any trademark, trade name or brand name owned by SafeBlood, including the SafeBlood Branded Capital Equipment items listed in the attached Exhibit A, and all successor products. SafeBlood shall update Exhibit A to include any additional or successor SafeBlood Branded Capital Equipment Products, and provide a copy of same to Cytomedix, within thirty (30) days of the first sale of such products.

1.13.

“Gross Sales” means, applying generally accepted accounting principles, actual gross sales revenues earned by SafeBlood until the expiration of the Licensed Patent.

1.14.

“Third Party Licensed Product” means any medical device of whatsoever kind or nature that is covered by an existing or future license between Cytomedix and the seller or distributor of such device. Examples of current medical devices that would be deemed “Third Party Licensed Products” for purposes of this Agreement are devices sold by Harvest Technologies, Inc., under the brand name SmartPReP™; the devices sold by Medtronic, Inc., under the brand name Magellan™; the devices sold by DePuy Acromed under the brand name Symphony™; and devices sold by PPAI under the brand names Secquire™ or Thrombograft™.

1.15.

“Platelet Products” means, collectively, SafeBlood Branded Single Use Disposable Kits, Single Use Disposable Components and SafeBlood Branded Capital Equipment Products.

1.16.

“Effective Date” means October 1, 2005.

2.

Settlements. The parties agree that within two (2) business days after the execution of this Agreement, they will execute, through attorneys of record, and cause to be filed with the United States District Court for Eastern District of Arkansas, a stipulated dismissal, with prejudice, of the Arkansas Action, the form of which is attached hereto as Exhibit B (hereinafter, the “Stipulated Dismissal”). This Agreement shall be of no force and effect unless the Arkansas Action is dismissed with prejudice.

3.

License Grant.

3.1.

Licensed Patent Rights. Cytomedix hereby grants to SafeBlood for the term specified in Section 6.1 hereof, a non-exclusive, royalty-bearing license to manufacture, have made, use, import, sell, promote, market, offer for sale, or otherwise transfer Platelet Products, Activated Platelet Gel Services and Experimental Platelet Gel Therapies for use in practicing or involving the practice of processes covered by one or more claims of the Licensed Patent in any field of use. This grant includes the right for any customers or Distributors (ultimate or in privity or otherwise) of SafeBlood to use import, market, offer for sale, and/or sell (for further use or resale) Platelet Products purchased directly or indirectly from SafeBlood without payment of any additional royalty or amount to Cytomedix. This license grant “runs with the Platelet Product sold “ and the Licensed Patent shall be exhausted with respect to every Platelet Product as to which the required royalty hereunder is paid. For purposes of this Agreement, the limited license grant set forth in this Section 3.1 is hereinafter referred to as the “Licensed Patent Rights.”

3.2.

Grant of Immunity. Cytomedix (for itself and on behalf of its predecessors, successors, assigns, and each of its and their respective Affiliates and sublicensees, officers, directors, employees and agents) (collectively, the “Cytomedix Parties”) hereby irrevocably grants immunity to SafeBlood, its respective predecessors, successors and assigns, and each of its respective officers, directors, employees, agents, shareholders, partners, representatives, and all other persons acting by or on their behalf) (collectively, the “SafeBlood Releasees”) against any and all actions for or claims of infringement (whether based on a direct or contributory infringement, inducement to infringe, or other theory) relating to the use of Platelet Products or Activated Platelet Gel Services or Experimental Platelet Gel Therapies whether sold, used, or disposed of before or after the Effective Date of this Agreement.

3.3.

No Implied Licenses. No rights or licenses, other than those expressly granted herein with respect to the Licensed Patent or any other intellectual property owned or controlled by Cytomedix, are granted or shall be deemed granted to SafeBlood or any other Entity (including any purchaser of Activated Platelet Gel Services or Platelet Products). SafeBlood shall have no right to sublicense the license rights granted hereunder to any third party.

3.4.

Taxes and Authorizations. SafeBlood shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction in connection with the manufacture, use, sale, or other commercialization of any of the Activated Platelet Gel Services or Platelet Products. SafeBlood shall, at its own expense, be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the appropriate federal, state, or local laws.

4.

Royalties, Reports and Payments.

4.1

Royalties.

4.1.1.

SafeBlood shall pay monthly royalties to Cytomedix for the Licensed Patent Rights in an amount equal to nine percent (9%) of the combined monthly Gross Sales of SafeBlood Branded Single Use Disposable Kits, SafeBlood Branded Capital Equipment Products, and Activated Platelet Gel Services from the Effective Date until November 24, 2009. Except as otherwise specified herein, SafeBlood shall pay minimum royalties as follows: (i) $30 for each SafeBlood Branded Single Use Disposable Kit or Activated Platelet Gel Service

sold by SafeBlood through January 31, 2006 (whether to or through a Distributor, other intermediary, or end-user); (ii) $35 for each SafeBlood Branded Single Use Disposable Kit or Activated Platelet Gel Service sold by SafeBlood between (and including) February 1 and July 31, 2006; and (iii) $40 for each SafeBlood Branded Single Use Disposable Kit or Activated Platelet Gel Service sold by SafeBlood between (and including) August 1, 2006 and November 24, 2009.

4.1.2.

In addition to the royalties payable under Section 4.1.1, SafeBlood shall pay monthly royalties to Cytomedix for the Licensed Patent Rights in an amount equal to eight percent (8%) of monthly Gross Sales of Single Use Disposable Components from the Effective Date until November 24, 2009. No minimum royalty shall apply to sales of Single Use Disposable Components.

4.1.3.

Notwithstanding anything in Sections 4.1.1 and 4.1.2, SafeBlood shall not be required to pay any royalty to Cytomedix on sales of General Services.

4.1.4.

Notwithstanding anything in Sections 4.1.1 and 4.1.2, SafeBlood shall not be required to pay any royalty to Cytomedix for sales of Third Party Licensed Products or Activated Platelet Gel Services provided using solely Third Party Licensed Products.

4.1.5.

Notwithstanding anything in Sections 4.1.1 and 4.1.2, SafeBlood shall not be required to pay any royalty to Cytomedix for practice of the Licensed Patent solely in connection with research and/or development of Experimental Platelet Gel Therapies. In the event that SafeBlood commercializes any such Experimental Platelet Gel Therapy, SafeBlood shall pay a monthly royalty of five percent (5%) of only those monthly Gross Sales that exceed two million dollars ($2,000,000) in a given calendar year of products and services manufactured, marketed, promoted, used, offered to be sold, or sold by or for SafeBlood solely for use in practicing Experimental Platelet Gel Therapies (regardless of whether such sales are for services rendered, disposable products sold or capital equipment sold, but excluding sales of Third Party Licensed Products.)

4.2

Notwithstanding anything in Section 4.1, when a royalty bearing Activated Platelet Gel Service is provided by SafeBlood, it shall become obligated to pay a royalty equal to nine percent (9%) of the combined revenue earned for the Activated Platelet Gel Service and the revenue earned for any Platelet Product used in providing that service, regardless of whether SafeBlood separately invoices the customer for the sale or use of the Platelet Product in connection with that service; provided, however, that SafeBlood shall not be required to pay Cytomedix an additional minimum royalty for having used a Platelet Product in providing that service.

4.3.

Royalty Reports and Records. Within fifteen (15) days following the end of each calendar month of this Agreement, SafeBlood shall deliver to Cytomedix a written report showing in reasonably specific detail the number of SafeBlood Branded Single Use Disposable Kits, Single Use Disposable Components, SafeBlood Branded Capital Equipment Products, and Third Party Licensed Products sold, sales of any Activated Platelet Gel Services sold, the aggregate Gross Sales proceeds received in respect to each royalty bearing product or service, and the aggregate royalties owing in respect thereof (the “Royalty Report”). Such report shall separately identify sales and royalties owing for Platelet Products sold through Distributors. SafeBlood shall maintain for a period of three years following delivery of a Royalty Report complete and accurate records in sufficient detail to enable the royalty payable thereunder to be determined. SafeBlood shall keep accurate records of all operations affecting payments hereunder.

4.4.

Audits. Upon written notice by Cytomedix, SafeBlood shall permit inspection of all records required to be maintained under this Agreement (but only to the extent necessary to verify the amount of royalties payable hereunder) once annually during normal business hours by a certified public accountant or firm of certified public accountants reasonably acceptable to SafeBlood and appointed by Cytomedix at Cytomedix’s expense. The accountants making such inspection shall report to Cytomedix only the amount of royalties due and payable and shall sign a confidentiality agreement with SafeBlood, in form and substance reasonably acceptable to Cytomedix. The accountants shall further agree to be bound by the limitations described in this Section. SafeBlood further shall use its best efforts, as reasonably required by Cytomedix, to cause any supplier or distributor of Platelet Products to provide the accountants with copies of records reasonably necessary to verify the Platelet Products sold to SafeBlood for any period covered by this Agreement. If Cytomedix’s auditor demonstrates by way of written report that additional royalties were owed during an audited period, SafeBlood shall pay said additional royalties due within ten (10) days of the date Cytomedix delivers such report to SafeBlood, unless SafeBlood delivers a written dispute notice within ten (10) days in accordance with Section 9.1; any such dispute notice shall set forth a good faith basis for the dispute with reasonable specificity. The fees charged by such accountant shall be paid by Cytomedix, unless the report concludes that the royalties payable by SafeBlood for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such audited period and SafeBlood does not deliver a written dispute notice within ten (10) days, in which case SafeBlood shall pay all fees charged by such accountant.

4.5.

Payment Terms. Royalties shown to be owing in any Royalty Report shall be paid on or before the fifteenth (15th) day following the close of each calendar month, and shall be submitted to Cytomedix contemporaneous with the submission of each monthly Royalty Report required to be submitted by SafeBlood. If the royalty payable remains unpaid at the time due, then interest shall accrue on such unpaid amount, until paid, at ten percent (10%) per annum.

4.6.

Lump-Sum Payment. In addition to the payment of royalties specified in Section 4.1, SafeBlood shall become absolutely and unconditionally liable to Cytomedix in the amount of Fifty Thousand Dollars ($50,000). The liability created under this Section 4.6 shall be reflected in a promissory note bearing a principal amount of Fifty Thousand Dollars ($50,000), executed by SafeBlood and dated as of October 1, 2005. The promissory note shall bear an eight percent (8.0%) annual rate of interest. Payments on the note in the amount of $1,566.82 shall be made monthly over 36 months, with the first payment to be made on November 15, 2005, and the final payment made on October 15, 2008.

5.

Representations and Warranties.

5.1.

Authorization. Each party hereby represents and warrants that it (a) has the power and authority and the legal right to enter into this Agreement on behalf of itself and all affiliated entities and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

5.2.

Limitation of Warranties. Nothing in this Agreement shall be construed as: (a) a warranty or representation by Cytomedix as to the validity or scope of the Licensed Patent; (b) a representation or admission by SafeBlood as to any alleged infringement or as to the validity or scope of the Licensed Patent; (c) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patent or from suits by third parties for infringement of patent; (d) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of either party; or (e) an obligation to furnish any know-how associated with the Patents.

5.3.

Disclaimer. Cytomedix makes no representations other than those expressly set forth in this Article 5. Cytomedix expressly disclaims all other representations, warranties and conditions, express, implied, statutory, or otherwise, regarding the Licensed Patent Rights, including without limitation, any warranty of merchantability, fitness for a particular purpose, or non-infringement.

5.4.

No Challenge to Patents. SafeBlood agrees not to challenge or cause to be challenged, directly or indirectly, the validity and/or enforceability of the Licensed Patent in any court or other tribunal, including the United States Patent and Trademark Office. Notwithstanding the foregoing, if a court of competent jurisdiction enters judgment from which no appeal can be taken declaring each of the claims of the Licensed Patent to be invalid, then the obligations of SafeBlood to make any further payments to Cytomedix shall cease, but SafeBlood shall not be entitled to recover any payments made prior to entry of said final, non-appealable judgment.

5.5.

SafeBlood shall be entitled to discontinue any royalty payments under this Agreement immediately upon the occurrence of the following with respect to all claims of the Licensed Patent:

5.5.1

In any reexamination, reissue or court proceeding of the Licensed Patent, entry of a judgment, order, decree or decision to the effect that: (A) all of the claims of the Licensed Patent are invalid or otherwise unenforceable; or (B) the use of activated platelet gel therapies (or the manufacture, sale, offer for sale, or use of products substantially equivalent to the royalty-bearing products) to facilitate healing of human wounds or human tissue infringes none of the claims of the Licensed Patent, or

5.5.2.

Cytomedix expressly and in writing disclaims or abandons any independent claim of the Licensed Patent, or

5.5.3.

Claims in the Licensed Patent are disallowed or so substantially narrowed in any reexamination proceeding, such that the royalty-bearing products would be rendered non-infringing.

5.6.

In the event Cytomedix obtains reversal of any adverse determination in Section 5.5.1. or 5.5.3. hereof that enabled SafeBlood to discontinue any royalty payments, then SafeBlood shall resume royalty payments affected thereby, and pay Cytomedix any royalties that accrued between suspension and resumption of royalty payments. Under no circumstances shall SafeBlood’s obligation to Cytomedix to make royalty payments extend to sales made beyond November 24, 2009.

6.

Termination.

6.1.

Expiration/Termination. This Agreement shall commence on the Effective Date and shall expire on the earlier of (i) November 24, 2009, or (ii) if there has been a breach of any material provision of this Agreement, thirty (30) days following the sending of written notice of such breach by Cytomedix if such breach has not been completely cured within said thirty (30) days. Notwithstanding the immediately foregoing, in the event that Cytomedix alleges a breach of this Agreement and SafeBlood disputes that a breach has occurred, this Agreement shall not terminate so long as SafeBlood follows the procedure for dispute resolution set forth in Section 9.1, until and unless a material breach is determined to have occurred by the arbitrator(s).

6.2.

Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve SafeBlood or Cytomedix of any obligation accruing prior to such expiration or termination. Notwithstanding the foregoing, all rights and licenses granted to SafeBlood hereunder shall terminate upon any termination or expiration of this Agreement. The provisions of Articles 4, 5, 7, 8, 9 and 10 shall survive the expiration or termination of this Agreement. Termination of this Agreement shall not limit any party from pursuing any other remedies otherwise available to it, including without limitation, injunctive relief.

7.

Indemnification and Insurance.

7.1.

Indemnification by SafeBlood. SafeBlood shall indemnify and hold Cytomedix, its directors, officers, employees, and agents harmless from and against all losses, liabilities, damages and expenses, including those for death, personal injury, illness, or property damage, arising from SafeBlood’s use of the Licensed Patent Rights.

7.2.

Insurance. During the term of this Agreement, SafeBlood shall maintain liability insurance in the minimum amount of $3 million in the aggregate and $1 million per occurrence.

8.

Releases.

8.1.

With the exception of the obligations and promises of the parties to each other under this Agreement, and subject to Section 8.2 hereof, Cytomedix, on behalf of itself, its predecessors and successors, and each of their affiliates, officers, directors, employees and agents, hereby irrevocably and unconditionally release and forever discharge SafeBlood, and each of its officers, directors, employees, agents, shareholders, representatives, parent companies, subsidiaries, Affiliates, partners, predecessors, and all other persons acting by or on their behalf (collectively, the “SafeBlood Releasees”), of and from any claims that Cytomedix has ever had or may now or in the future have, known or unknown, against SafeBlood Releasees related to the claims that were asserted in the Arkansas Action.

8.2.

Notwithstanding the terms of Section 8.1, Cytomedix does not release customers or agents of SafeBlood or suppliers of any processes or products that are covered by the claims of the Licensed Patent; provided, however, that such customers, agents, or suppliers shall be released from any claims that Cytomedix has ever had or may now have against them based on their practice, performance, manufacture, use, or sale of Activated Platelet Gel Therapies using Platelet Services or Platelet Products supplied by SafeBlood.

8.3.

With the exception of the obligations and promises of the parties to each other under this Agreement, SafeBlood, on behalf of itself and all other SafeBlood Releasees, and all predecessors and successors, and each of their shareholders, affiliates, members, officers, directors, employees and agents, hereby irrevocably and unconditionally release and forever discharge Cytomedix, its officers, directors, employees, agents, shareholders, representatives, parent companies, subsidiaries, affiliated companies, predecessors, and all other persons acting by or on behalf of Cytomedix (collectively, the “Cytomedix Releasees”), of and from any claims that SafeBlood has ever had or may now or in the future have, known or unknown, against Cytomedix or any of the other Cytomedix Releasees related to the counterclaims and affirmative defenses that were asserted in the Arkansas Action.

9.

Disputes and Dispute Resolution.

9.1.

Except as specified elsewhere in the Agreement, any dispute arising out of or relating to the formation or performance of this Agreement (including, without limitation, the breach, termination, or validity of this Agreement, a dispute regarding a royalty audit, or the characterization of a product or service under any of definitions 1.6 through 1.12) which has not been resolved by good faith negotiation between representatives of SafeBlood and Cytomedix who have authority to fully and finally resolve the dispute within thirty (30) days after the delivery of a dispute notice by one Party to the other, shall be finally resolved by binding arbitration in a mutually agreeable location by three arbitrators in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules then currently in effect (the “Rules”); provided, however, that if one Party fails to participate in the negotiation as agreed herein, the other Party can commence binding arbitration prior to the expiration of the time period set forth above. The three arbitrators’ award shall be binding on the Parties. One arbitrator shall be selected by each Party. The third arbitrator shall be chosen by agreement of the Parties. If, within thirty (30) days after a Party notifies the other that arbitration must be commenced, either Party has not selected its arbitrator or if the Parties fail within such time to agree upon the third arbitrator, such arbitrator(s) shall be appointed by AAA in accordance with its Rules. The arbitrators shall have no jurisdiction or authority to award treble, punitive or exemplary damages against either Party. The prevailing Party in any arbitration hereunder shall be awarded its reasonable attorneys fees and costs (including auditor’s fees in connection with section 4.4) in addition to any other relief to which it may be entitled under this Agreement, but such attorney fees and costs shall not exceed fifty percent (50%) of the amount in dispute. The binding arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators, or a majority thereof, may be entered by any court having jurisdiction thereof. If a Party is forced into court to enforce an arbitration award, it shall be entitled to recover its reasonable attorney fees and costs. In any arbitration, the parties shall be entitled following initiation of the action to the same discovery that they would be allowed under the Federal Rules of Civil Procedure; provided, however, that the parties shall cooperate in good faith to cause such discovery to be completed within ninety (90) days following initiation of the arbitration action.

9.2.

Damages. SafeBlood and Cytomedix each agree to waive any right to receive treble, punitive, consequential, special or indirect damages relating in any way to this Agreement.

10.

Miscellaneous.

10.1.

Confidentiality. Neither Party shall disclose any of the specific financial terms of this Agreement without the express written consent of the other party, unless required for legitimate business purpose or pursuant to a binding legal requirement of disclosure.

10.2.

Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing and delivered to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Said notice shall be deemed to have been given on the date of its receipt by the addressee.

If to SafeBlood:	SafeBlood Technologies, Inc.
1100 N. University Ave., Ste. 109
Little Rock, Arkansas 72207
Attention: Jim G. Limbird, President

If to Cytomedix:	Cytomedix, Inc.
416 Hungerford Drive, Suite 300
Rockville, Maryland 20850
Attention: Dr. Kshitij Mohan, CEO

10.3.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to the conflicts of law principles thereof. In the event legal action is brought by any party to enforce its rights under this Agreement, the losing party shall pay all of the prevailing party’s reasonable attorneys’ fees and legal fees incurred in such matter. The parties hereto agree that the District Court for the Eastern District of Arkansas shall be the exclusive venue in which any litigation arising under or related to this Agreement may proceed.

10.4.

Assignment. SafeBlood may not assign any of their respective rights or obligations under this Agreement to any person or entity without prior written consent of Cytomedix, which may not be unreasonably withheld. Cytomedix may assign its rights under this Agreement in its sole and absolute discretion.

10.5.

Waiver. Failure by any party to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a continuing waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power herein at any time be deemed a waiver or relinquishment of the same or any other right or power, whether or not similar. Waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

10.6.

Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

10.7.

Severability. The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby. Additionally, in the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction, the Parties agree to cooperate in good faith to revise the provision in question or delete it entirely so as to comply with the decision of said court.

10.8.

Independence of the Parties. This Agreement shall not constitute the designation of any party as the representative or agent of the other, nor shall any party by this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other, except as expressly provided herein.

10.9.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below.

CYTOMEDIX, INC.		SAFEBLOOD TECHNOLOGIES, INC.

By:	/s/Kshitij Mohan	By:	/s/Jim G. Limbird
	Dr. Kshitij Mohan, CEO		Jim G. Limbird, President

	Date: October 31, 2005		Date: October 28, 2005

EXHIBIT A

Schedule of SafeBlood Branded Single Use Disposable Kit Products

Item Description	Manufacturer Number

SafeBlood Graft Kit	SBG Kit:SB101 / W
SafeBlood Graft Kit	SBG Kit:SB101 / W 1
SafeBlood Graft Kit	SBG Kit:SB102 / W
SafeBlood Graft Kit	SBG Kit:SB201 / W
SafeBlood Graft Kit	SBG Kit: SB 103
SafeBlood Graft Kit 800-1001A(1)	BIOMET:GPS 800-1001A
SafeBlood Graft Kit 800-1001A(2)	BIOMET:GPS 800-1001A
SafeBlood Graft Kit 800-1001A(3)	BIOMET:GPS 800-1001A
SafeBlood Graft Kit 800-1001A(4)	BIOMET:GPS 800-1001A
SafeBlood Graft Kit 800-1001A(5)	BIOMET:GPS 800-1001A
SafeBlood Graft Kit 800-1001A(6)	BIOMET:GPS 800-1001A
SafeBlood Graft Kit 800-1001A(7)	BIOMET:GPS 800-1001A
SafeBlood Graft Kit 800-1001A	BIOMET:GPS 800-1001A
GPS Counter Balance	BIOMET:GPS 800-0508

Schedule of SafeBlood Branded Single Use Disposable Component Products

Item Description	Manufacturer Number

SBG Graft Activator	CD SBG-1005
Ratio Procedure kit	Micromedics SA-4400
Blending Connector	Micromedics SA-3674
Single Spray Tip	Micromedics SA-3671
Dual Spray Applicator Tip	Micromedics SA-3660
Dual Tip	Micromedics SA-0205

Schedule of SafeBlood Branded Capital Equipment Products

Item Description	Manufacturer Number

GPS Centrifuge 120 Volt 50-60HZ	GPS - 7426

EXHIBIT B

In The United States District Court
For The Eastern District of Arkansas
Western Division

CYTOMEDIX, INC.,	)	Civil Action No. 4-03-CV-422
)
Plaintiff,	)	Judge James M. Moody
)
v.	)
)
SAFEBLOOD TECHNOLOGIES, INC., ET AL.,	)
)
Defendant.	)

Stipulated Dismissal With Prejudice

The parties have agreed to settle the above-captioned matter and jointly request entry of this Stipulated Dismissal With Prejudice. It is, therefore

ORDERED, ADJUDGED, AND DECREED as follows:

1.

The above-captioned action is hereby dismissed, with prejudice, in its entirety.

2.

Each party shall bear its own costs and attorneys’ fees.

Date:	,	2005
UNITED STATES DISTRICT COURT JUDGE

The Parties hereto, through counsel, consent to entry of the above Stipulated Dismissal With Prejudice.

CYTOMEDIX, INC.	SAFEBLOOD TECHNOLOGIES, INC.

By its attorneys,	By its attorneys,

Stephen Schroer, Esq.
John F. Flannery, Esq.
Karl R. Fink, Esq.
Timothy P. Maloney, Esq.
Rudy I. Kratz, Esq.
FITCH, EVEN, TABIN & FLANNERY
120 South LaSalle Street, Suite 1600
Chicago, Illinois 60603-3406
Telephone: (312) 577-7000
Facsimile: (312) 577-7007

G. Alan Perkins, Esq. Kelly McQueen, Esq. PERKINS & TROTTER, PLLC P.O. Box 251618 Little Rock, Arkansas 72225-1618 Telephone: (501) 603-9000 Facsimile: (501) 603-0556

H. William Allen ALLEN LAW FIRM Ninth Floor 212 Center Street Little Rock, Arkansas 72201 Chicago, Illinois 60601 Telephone: (501) 374-7100 Facsimile: (501) 374-1611

Robert F. Coleman, Esq. Steven R. Jakubowski, Esq. ROBERT F. COLEMAN & ASSOCIATES 77 West Wacker Drive, Suite 4800 Chicago, Illinois 60601 Telephone: (312) 444-1000 Facsimile: (312) 444-1028

Dated: October , 2005

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